                                                                    EXHIBIT 99.2



                              BROADCOM CORPORATION
                         NOTICE OF GRANT OF STOCK OPTION



       Notice is hereby given of the following option grant (the "Option") to purchase shares of the Common Stock of Broadcom Corporation (the "Corporation"):

       Optionee:________________________________________________________________

       Grant Date:______________________________________________________________

       Vesting Commencement Date:_______________________________________________

       Exercise Price: $______________________________________________ per share

       Number of Option Shares:__________________________________________ shares

       Expiration Date:_________________________________________________________

       Type of Option:   _________ Incentive Stock Option

                         _________ Non-Statutory Stock Option

       Exercise Schedule: The Option shall become exercisable for twenty-five percent (25%) of the Option Shares upon Optionee's completion of one (1) year of Service measured from the Vesting Commencement Date and shall become exercisable for the balance of the Option Shares in thirty-six
       (36) successive equal monthly installments upon Optionee's completion of each additional month of Service over the thirty-six (36) month period measured from the first anniversary of the Vesting Commencement Date. In no event shall the Option become exercisable for any additional Option Shares after Optionee's cessation of Service.

       Optionee understands and agrees that the Option is granted subject to and in accordance with the terms of the Broadcom Corporation 1998 Stock Incentive Plan (the "Plan"). Optionee further agrees to be bound by the terms of the Plan and the terms of the Option as set forth in the Stock Option Agreement attached hereto as Exhibit A. Optionee hereby acknowledges receipt of a copy of the official prospectus for the Plan in the form attached hereto as Exhibit B. A copy of the Plan is available upon request made to the Corporate Secretary at the Corporation's principal offices.

       No Employment or Service Contract. Nothing in this Notice or in the attached Stock Option Agreement or in the Plan shall confer upon Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining Optionee) or of Optionee, which rights are hereby expressly reserved by each, to terminate Optionee's Service at any time for any reason, with or without cause.

       Definitions. All capitalized terms in this Notice shall have the meaning assigned to them in this Notice or in the attached Stock Option Agreement.

DATED:,________________________________, 199__

                                            BROADCOM CORPORATION
                                            By:_________________________________

                                            Title:______________________________


                                            ____________________________________
                                            OPTIONEE

                                            Address:____________________________

                                                    ____________________________


ATTACHMENTS
EXHIBIT A - STOCK OPTION AGREEMENT
EXHIBIT B - PLAN SUMMARY AND PROSPECTUS



                                      2.